EXHIBIT 10.57

TECHNOLOGY CONTRIBUTION & ASSIGNMENT AGREEMENT

Explanatory Note

Within this Exhibit 10.57 certain identified information, indicated with brackets, has been excluded from the exhibit as it is believed by the Company to be both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

This Technology Contribution & Assignment Agreement (this “Agreement”) is made this 6th day of February, 2018 by and between Matthew R. Piazza, an individual residing at 4300 N. Ocean Blvd., Apt. 6, Delray Beach, Florida 33483 (“Piazza”) and Advanced Nanofibers, LLC, a Florida limited liability company with its principal place of business located at 1313 South Killian Drive, Lake Park, FL 33403 (“Advanced”) (Piazza and Advanced may hereinafter be referred to, individually, as a “Party,” or, jointly, as the “Parties”).

WHEREAS, as of the date hereof, Piazza, through a personal ownership stake in an entity known as Nanotech Fibers LLC, owns and controls a substantial equity interest in Advanced, and has owned a substantial equity interest in Advanced since its founding in August, 2016;

WHEREAS, Piazza has developed certain materials formulae potentially valuable to Advanced as it is or may be manifest in existing and/or potential intellectual property;

WHEREAS, Advanced seeks to exploit to the fullest industrial and commercial potential the product market opportunities afforded by the materials formulae developed by Piazza, both on their own and when combined with other, related technologies, adaptations, and/or materials, and Advanced has already invested significantly in the development of such exploitation;

WHEREAS, in exchange for certain economic benefits, Piazza desires to contribute and assign to Advanced all of his rights, title and interest in and to the aforementioned materials formulae, and Advanced desires to acquire such rights, title and interest;

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, the Parties hereby agree as follows:

1.       Contribution and Assignment. In consideration of (i) all product development expenditures made by Advanced to date towards the commercialization of the intellectual property described in Schedule A annexed hereto and made a part hereof (the “Subject Chemistry & Composition IP”), which, as of the date hereof it is stipulated and acknowledged by Piazza to have totaled more than [two hundred and fifty thousand dollars ($250,000)], together with (ii) a good faith, present commitment on the part of Advanced to continue to invest in such commercialization, including the bringing of the products embodying or potentially embodying the Subject Chemistry & Composition IP, all as specifically identified in Schedule B annexed hereto and made a part hereof, as it may be amended from time to time (collectively, the “Subject Products”) to market, the packaging and selling off to one or more third parties the rights of Advanced to one or more of the Subject Products as determined by Advanced, and/or to otherwise exploit such Subject Chemistry & Composition IP for profit, and to bear all of the costs associated with the establishment and maintenance of the intellectual property associated therewith and/or potentially associated therewith, including without limitation the filing and pursuit of patent applications and related intellectual property protections, and (iii) an agreement to pay to Piazza a percentage, based on the gross profit margins of the Subject Products manufactured and sold by or for the account of Advanced, and actually realized by Advanced and not at any time recouped for any reason whatsoever, as specifically set forth on Schedule C annexed hereto and made a part hereof, of all annually distributable income of Advanced from and after the date hereof (the “IP Royalty”), Piazza hereby irrevocably commits, contributes, conveys and assigns to Advanced all of his rights, title and interest in and to the Subject Chemistry & Composition IP.

2.       Representations and Warranties of Piazza. Piazza hereby represents and warrants as follows, which representations and warranties shall be deemed repeated at all times throughout the Term:

(a)       Piazza is an individual, with full power and authority to execute and deliver this Agreement and to consummate the arrangement, understanding and transactions contemplated hereby.

(b)       This Agreement is a valid and legally binding obligation of Piazza, and is enforceable against Piazza in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c)       The execution, delivery and performance of this Agreement by Piazza and the consummation of the transactions contemplated hereby do not and will not (i) result in a violation of any statute, rule, regulation, ordinance, order, judgment, decree, rule or regulation of any court or any governmental agency or body applicable to Piazza, (ii) violate or result in a material breach of or constitute an event of default (or an event which might, upon the passage of time or the giving of notice, or both, constitute an event of default) under any provision of any agreement or instrument to which Piazza or any of his assets are subject, or (iii) result in acceleration or cancellation of any obligation under, or give rise to a right by Piazza to terminate or amend his obligations under, any mortgage, deed of trust, conveyance to secure debt, note, loan, indenture, lien, contract or governmental certification, license or permit (other than any governmental permits for which transfer is not permitted by law or the issuing authority), instrument, order, judgment or decree or other material arrangement or commitment to which Piazza or any of his assets are subject.

(d)       No consent, approval, order or authorization of, or registration, declaration or filing with, any other party or any federal, state or local government agency or entity is required by Piazza in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or the performance by Piazza of its obligations under this Agreement.

(e)       Piazza possesses all rights, title and interest in and to the Subject Chemistry & Composition IP, and all rights, free of any conflict or third party claims, or reasonably alleged conflict or third party claims, to convey the Subject Chemistry & Composition IP as contemplated by this Agreement, including without limitation any potential conflicts or claims of infringement (i) on the part of CarpenterCrete LLC or any affiliates (including without limitation CarpenterStone), principals, or assignees thereof or successors-in-interest thereto, and/or (ii) arising out of any alleged infringement of U.S. Patent Publication Number US8382893B1 (Application Filing Date: 2012-03-09) or U.S. Patent Publication Number US7147706B1 (Application Filing Date: 2002-08-29).

(f)       The intellectual property reflected by the Subject Chemistry & Composition IP does not infringe in any way on any patents in relation to which Piazza is identified as a contributing inventor, including without limitation U.S. Patent Publication Number US8382893B1 (Application Filing Date: 2012-03-09) and U.S. Patent Publication Number US7147706B1 (Application Filing Date: 2002-08-29).

3.       Representations and Warranties of Advanced. Advanced hereby represents and warrants as follows, which representations and warranties shall be deemed repeated at all times throughout the Term:

(a)       Advanced is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida, and has full power and authority to execute and deliver this Agreement and to consummate the arrangement, understanding and transactions contemplated hereby, and has duly authorized the execution, delivery and performance of this Agreement by all necessary company action.

(b)       This Agreement is a valid and legally binding obligation of Advanced, and is enforceable against Advanced in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c)       The execution, delivery and performance of this Agreement by Advanced and the consummation of the transactions contemplated hereby do not and will not (i) result in a breach or violation of any provision of any of Advanced’s organizational documents (i.e., certificate of formation and operating agreement, in each case as amended to date) or in a violation of any statute, rule, regulation, ordinance, order, judgment, decree, rule or regulation of any court or any governmental agency or body applicable to Advanced, (ii) violate or result in a material breach of or constitute an event of default (or an event which might, upon the passage of time or the giving of notice, or both, constitute an event of default) under any provision of, result in acceleration or cancellation of any obligation under, or give rise to a right by Advanced to terminate or amend its obligations under, any mortgage, deed of trust, conveyance to secure debt, note, loan, indenture, lien, contract or governmental certification, license or permit (other than any governmental permits for which transfer is not permitted by law or the issuing authority), instrument, order, judgment or decree or other material arrangement or commitment to which Advanced is subject.

(d)       No consent, approval, order or authorization of, or registration, declaration or filing with, any other party or any federal, state or local government agency or entity is required by Advanced in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or the performance by Advanced of its obligations under this Agreement.

4.       Covenants of Piazza. In addition to all of Piazza’s other obligations set forth in this Agreement:

(a)       From and after the date hereof, and for so long as he holds a beneficial ownership interest in Advanced, Piazza covenants that he shall promptly execute such documents and other instruments, and take such further actions, as may be reasonably requested by Advanced from time to time to carry out the intentions and provisions of this Agreement.

(b)       From and after the date hereof, and for so long as he holds a beneficial ownership interest in Advanced, Piazza covenants that he shall promptly notify Advanced, and divulge, disclose and surrender to Advanced, in each case in writing, any and all ideas that occur to him and that might reasonably be construed as falling within the definition of Subject Chemistry & Composition IP set forth in Schedule A to this Agreement, and, as appropriate, inform Advanced as part of such notification that any such ideas be added to the list of Subject Products set forth in Schedule B to this Agreement.

(c)       From and after the date hereof, and for so long as he holds a beneficial ownership interest in Advanced plus an additional period of five (5) years thereafter, Piazza covenants that he shall refrain from engaging or assisting in any business, or acquiring any equity interest in any business that would constitute anything other than a strictly passive investment in a public company, in either case that is directly or indirectly competitive with Advanced or any of the Advanced Products.

(d)       From and after the date hereof, and for an indefinite period, Piazza shall indemnify and hold harmless Advanced and Findex.com, Inc., and each of their respective managers, officers, directors, principals, affiliates, agents and attorneys against any and all losses, claims, demands, liabilities and expenses (including reasonable legal or other expenses as such are incurred) incurred by each such entity or person in connection with the defending or investigating of any losses, claims demands, liabilities, penalties, or associated expenses, whether or not resulting in any liability to such entity or person, to which any such indemnified party may become subject insofar as any such losses, claims, demands, liabilities, penalties and/or associated expenses (a) arise out of or are based upon any untrue statement or not unreasonably alleged untrue statement of Piazza of a material fact contained in this Agreement, or (b) arise out of or are based upon any breach of any representation, warranty or agreement of Piazza contained herein.

5.       Miscellaneous.

5.1       Notices. All notices and other communications hereunder shall be in writing, addressed to the other Party at the address provided in the preamble to this Agreement or such other address as shall have been provided in writing to the notifying Party by the recipient Party following the date hereof, and shall be deemed to have been duly given (i) three (3) business days after mailing if mailed by certified or registered mail, return receipt requested; (ii) one business day after delivery by Federal Express or UPS, if sent for overnight delivery with fees prepaid; (iii) upon receipt if sent via email; or (iv) upon receipt if delivered personally.

5.2       Assignment.

5.2.1       Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred, assigned, conveyed or delegated by either Party, in whole or in part, without the prior, written consent of the other Party, and any attempt to make any such transfer, assignment or delegation without such consent shall be null and void; provided, however, that (i) Advanced shall have and maintain the right at all times hereunder to transfer, assign, convey, and/or delegate any or all of its rights, interests and/or obligations hereunder without obtaining the consent of Piazza where such transfer, assignment, and/or delegation shall occur in connection with any sale of Advanced, whether through merger or otherwise, or all or substantially all of its assets, and (ii) this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors, legal representatives and permitted assigns of Advanced.

5.2.2       The rights in and to the Subject Chemistry & Composition IP assigned and conveyed by this Agreement to Advanced shall be freely licensable, re-assignable and/or conveyable to any third parties by Advanced at any time from and after the date hereof, in whole or in part, without the consent of Piazza, and Piazza shall be required to promptly take any and all reasonable steps requested by Advanced to carry out any such contemplated license, re-assignment, and/or conveyance.

5.3       Modification and Waiver. No modification, amendment or waiver of any provision of this Agreement shall be valid or binding unless in writing and executed by both of the Parties. Any other purported modification, amendment or waiver of any provision of this Agreement shall be null and void for all purposes. No waiver by any Party of any breach, or the failure of any Party to enforce any of the terms and conditions of this Agreement, shall affect, limit or waive that Party’s right to enforce and compel compliance with all terms and conditions of this Agreement, or to terminate this Agreement in accordance with its terms.

5.4       Invalidity or Illegality. In the event any provision of this Agreement shall be declared to be void, invalid or unlawful by any court or tribunal of competent jurisdiction, such provision shall be deemed severed from the remainder of this Agreement and the balance shall remain in full force and effect. The Parties shall undertake to replace the invalid, ineffective, or unenforceable provisions with valid, effective, and enforceable provisions, which, in their commercial effect, approximate as closely as possible the intentions of the Parties as expressed in the then-declared invalid, ineffective, or unenforceable provision.

5.5       Governing Law; Forum Selection. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to the conflict of laws principles thereof. Any dispute between the Parties surrounding the interpretation or meaning of any provision of this Agreement, or any of the benefits, duties or obligations of the Parties arising under this Agreement, shall be brought and litigated in the State of Florida, and, to the extent jurisdiction exists, the superior courts of Palm Beach County, Florida, and the Parties acknowledge and agree that this Agreement has been made and entered into in such county, and both Parties waive any argument that either of them may have that such forum in or will be inconvenient.

5.6       Entire Agreement; Waiver. This Agreement, including both the Subject Chemistry & Composition IP schedule annexed hereto as Schedule A and referenced in Section 1 of this Agreement and the Subject Products schedule annexed hereto as Schedule B and referenced in Section 1 of this Agreement, constitutes the entire and complete agreement and understanding between the Parties relating to the subject matter of this Agreement and supersedes any prior negotiations, understandings, or agreements, whether written or oral, relating to the subject matter of this Agreement. No amendment to or waiver of any provision of this Agreement shall be effective unless it is reduced to writing and signed by both Parties, no waiver of any provision of this Agreement shall be deemed to arise from any inaction by a Party or any course of dealing between the Parties, and any waiver of any otherwise enforceable provision of this Agreement shall relate strictly to the particular instance to which such waiver applies, even if recurring.

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be duly executed on its behalf by its duly authorized officer, all as of the day and year first written above.

________________________________

Matthew R. Piazza

ADVANCED NANOFIBERS, LLC

By: _____________________________

Printed Name: James S. Bond

Title: Manager For Financial Affairs

Schedule A

“Subject Chemistry & Composition IP”

Whatever intellectual property currently and rightfully exists in the name of Piazza or any one or more of his designee(s) and/or assigns, or to which Piazza has any enforceable or defensible legal rights or claims, and whatever intellectual property may hereinafter come to exist from this day forward in the name of Piazza or any one or more of his designee(s) and/or assigns, or to which Piazza may from this day forward come to have any enforceable legal rights or claims, in each case relative to the production of additive-based formulae for cement or the production of concrete or stucco/mortar, including without limitation liquid and/or dry so-called “admixtures” (or “admixes,” as they are commonly referred to) for concrete or stucco/mortar, which substances have the effect of transforming the concrete or stucco/mortar end-product, once mixed and cured, into a relatively high-performance or otherwise higher quality end-product which is either materially denser, stronger, more resistant to degradation, durable or impenetrable, and/or lighter than comparable end-product available in the market (on a per-unit basis), and/or otherwise more effective for any purposes that such materials might conceivably be used, and/or that enables it to cure faster than comparable end-product available in the market (on a per-unit basis), and which formulae (A) may or may not include, as packaged in product form, a combination of both one or more liquid components and one or more semi-liquid, viscous and/or dry components, (B) may or may not include, as constituent components, one or more commercially available concrete admixtures, [*] or another substitute therefore, polymer-based fibers (whether polypropylene, polyethylene, polyvinyl alcohol, or otherwise), other non-polymer-based fibers, nanofibers, nanotubes, nanoparticles and/or other performance-enhancing additives or aggregate, and which formulae (C) may have (i) residential, commercial and/or industrial application to precast lightweight (including ultra-lightweight) cementitious and/or concrete products, (ii) pour-in-place, tilt-up concrete and/or other non-precast applications, and/or (iii) any other products, including those in which the material is used as a substitute for other materials such as Kevlar, in each case [(i), (ii), and (iii)] including without limitation each of the Subject Products identified in Schedule B of this Agreement, which is incorporated by reference herein, and any products reasonably related to the Subject Products or derived therefrom, in each case whether consisting of patents, patentable ideas or other content, trade secrets, and/or other proprietary intellectual property rights, together with all future modifications, enhancements, and adaptations thereof and/or improvements thereon.

*This material has been omitted from the filed version.

Schedule B

“Subject Products”

•	Ultra-Lightweight Stucco Formula AdPack

•	Ultra High Performance (Non-Ultra-Lightweight) Stucco Formula AdPack

•	Ultra-Lightweight Precast Manufactured Stone Panels, Veneer and Trim Formula AdPack

•	Ultra-Lightweight (Precast) Pavers and Flooring Tiles Formula AdPack

•	Ultra-Lightweight (Precast) Roofing Tiles Formula AdPack

•	Ultra-Lightweight Precast Architectural Trim and Pieces Formula AdPack

•	Ultra-Lightweight (Precast) Concrete Blocks Formula AdPack

•	Ultra-Lightweight (Precast) Hollow-Core Slab/Panel Formula AdPack

•	Ultra-Lightweight Precast Solid Wall, Barrier and Panel Formula AdPack

•	Ultra-Lightweight Formula AdPack for any other precast application

•	Ultra-High-Performance Ready-Mix or Other Pour-in-Place

Schedule C

IP Royalty Percentage Rate

Gross Margin Actually Realized By Advanced	Percentage
Up To 35%	0%
35-45%	1%
45.01-55%	2%
55.10-65%	3%
65.01-75%	4%
75.01% or More	5%